                   SUBJECT TO COMPLETION, DATED JULY 23, 2001

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 29, 2001
This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-62422

                                 $

                     Credit Suisse First Boston (USA), Inc.

                                  % Notes due

                                   ---------

    We will pay interest on the notes each       and       . The first interest
payment will be made on       , 2002.

    We may redeem the notes at our option at any time at the redemption price described in this prospectus supplement. In addition, we may redeem the notes upon the occurrence of certain tax events at their principal amount plus accrued interest. There is no sinking fund for the notes.

    We have applied to list the notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange.

                                                                        Underwriting
                                                          Price to     Discounts and   Proceeds to the
                                                         Public (1)     Commissions      Company (1)
                                                       --------------  --------------  ---------------
Per Note.............................................               %               %               %
Total................................................               $               $               $

(1) Plus accrued interest, if any from July   , 2001.

    Delivery of the notes in book-entry form only will be made through The
Depository Trust Company on or about July   , 2001. You may elect to hold
interests in the notes through Clearstream, Luxembourg and Euroclear.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                           Credit Suisse First Boston

           The date of this prospectus supplement is July    , 2001.

                                 --------------

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                      Page
                                         --------

CREDIT SUISSE FIRST BOSTON (USA),
  INC..................................     S-3
RECENT DEVELOPMENTS....................     S-3
SELECTED HISTORICAL FINANCIAL
  INFORMATION..........................     S-5
USE OF PROCEEDS........................     S-5
CAPITALIZATION.........................     S-6
DESCRIPTION OF NOTES...................     S-7
CERTAIN UNITED STATES FEDERAL INCOME
  TAX CONSIDERATIONS...................    S-14
PROPOSED EUROPEAN UNION DIRECTIVE ON
  TAXATION OF CERTAIN INTEREST
  PAYMENTS.............................    S-15
UNDERWRITING...........................    S-16
NOTICE TO CANADIAN RESIDENTS...........    S-20
ERISA..................................    S-21
WHERE YOU CAN FIND MORE INFORMATION....    S-21
GENERAL INFORMATION....................    S-22

PROSPECTUS                                 Page
                                           ----

ABOUT THIS PROSPECTUS..................       2
WHERE YOU CAN FIND MORE INFORMATION....       2
FORWARD-LOOKING STATEMENTS.............       3
USE OF PROCEEDS........................       3
RATIO OF EARNINGS TO FIXED CHARGES AND
  EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS........       3
CREDIT SUISSE FIRST BOSTON (USA),
  INC..................................       4
DESCRIPTION OF DEBT SECURITIES.........       5
DESCRIPTION OF PREFERRED STOCK.........      12
DESCRIPTION OF WARRANTS................      15
ERISA..................................      17
PLAN OF DISTRIBUTION...................      18
LEGAL MATTERS..........................      19
EXPERTS................................      19

                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

    We are offering the notes globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in some jurisdictions may be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. We refer you to "Underwriting" beginning on page S-16 of this prospectus supplement.

    This prospectus supplement and the accompanying prospectus include information provided in order to comply with the rules governing the listing of securities on the Luxembourg Stock Exchange. We accept responsibility for the information contained in this prospectus supplement and the accompanying prospectus. The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus.

    Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Kredietbank S.A. Luxembourgeoise, currently located at 43 Boulevard Royal, L-2955 Luxembourg.

    In this prospectus supplement and accompanying prospectus, unless otherwise specified or the context otherwise requires, references to "we", "us" and "our" are to Credit Suisse First Boston (USA), Inc. and its consolidated subsidiaries, and references to "dollars" and "$" are to United States dollars.

                     CREDIT SUISSE FIRST BOSTON (USA), INC.

    We are an integrated investment bank that serves institutional, corporate, government and individual clients. We are the product of a recent business combination. On November 3, 2000, Credit Suisse Group acquired Donaldson,
Lufkin & Jenrette, Inc., or DLJ. Credit Suisse Group is a global financial services company, providing a comprehensive range of insurance, banking and investment banking products in Switzerland and abroad. Credit Suisse First Boston Corporation, or CSFB Corp., Credit Suisse Group's principal U.S. registered broker-dealer subsidiary, became a subsidiary of DLJ, and DLJ changed its name to Credit Suisse First Boston (USA), Inc. We are now part of the Credit Suisse First Boston business unit, which we call CSFB, of Credit Suisse First Boston, a Swiss bank wholly owned by Credit Suisse Group. CSFB is a global investment banking firm, providing financial advisory and capital-raising services, sales and trading, and financial products for users and suppliers of capital around the world.

    For further information about our company, we refer you to the accompanying prospectus and the documents referred to under "Where You Can Find More Information" on page S-21 of this prospectus supplement and on page 2 of the accompanying prospectus.

                              RECENT DEVELOPMENTS

    On July 12, 2001, John J. Mack became the Chief Executive Officer of CSFB, the business unit of which we are a part, Chairman of the Executive Board of CSFB and Vice Chairman of the Executive Board of our ultimate parent, Credit Suisse Group. Mr. Mack has also been elected as one of our Directors and as our President and Chief Executive Officer. Mr. Mack succeeds Allen D. Wheat, our former Director, President and Chief Executive Officer, who resigned effective July 12, 2001. Credit Suisse Group also announced on July 12, 2001 a realignment of certain of its operations effective January 1, 2002. Under this realignment, the asset management business of Credit Suisse Group, which is not a part of our operations, will be combined with CSFB under the leadership of Mr. Mack. Prior to joining Credit Suisse Group, CSFB and us, Mr. Mack served as President and Chief Operating Officer of Morgan Stanley Dean Witter until March 2001. In addition, on July 16, 2001, CSFB announced that Stephen R. Volk will become a Vice Chairman and member of the Executive Board of CSFB, effective August 1, 2001. Prior to joining CSFB, Mr. Volk was the managing partner at the law firm of Shearman & Sterling for the past 11 years.

    We have continued to experience a difficult operating environment. The slowdown in global economic growth in the second half of 2000 accelerated during the first half of 2001. Market and economic conditions in the first half of 2001 were characterized by volatile equity markets. The economic slowdown in the United States has led to market uncertainty, a general decline in all of the major stock indices from the higher levels in 2000, and a decline in merger and acquisition activity and capital markets transactions in virtually all sectors. The new issue market has been severely affected, especially in the technology area. As a consequence, our results for the second quarter of 2001 have been adversely affected. While we have not yet reported our results on a consolidated basis for the second quarter of 2001 and will do so in connection with the filing of our quarterly report on Form 10-Q for the three months ended June 30, 2001, we currently expect to report an operating profit for the second quarter of 2001 that is anticipated to be significantly lower than the operating profit for the second quarter of 2000 and lower than that for the first quarter of 2001 (excluding the positive impact on our operating profit for the first quarter of 2001 of the lease of the former DLJ headquarters). Positive fixed income results have been offset by the difficult operating environment which has adversely affected most of our other businesses, particularly mergers and acquisitions, equity capital markets and financial services.

    On July 11, 2001, we announced the execution of a definitive merger agreement whereby our direct parent, Credit Suisse First Boston, Inc., or CSFBI, will acquire the 18,400,000 shares of CSFBDIRECT common stock owned by the public for $6.00 per share in cash, or a total of approximately $110 million. The transaction, which includes a cash tender offer for all of the CSFBDIRECT common stock owned by the public, is expected to close in the third quarter of 2001. On July 23, 2001, CSFBDIRECT reported for the second quarter of 2001 revenues of $60.2 million and a net loss of $31.1 million (including certain charges relating to rebranding, staff reductions and merger-related retention compensation). For more information on the merger agreement or CSFBDIRECT's second quarter of 2001 results, we refer you to our current reports on Form 8-K dated July 12, 2001 and July 23, 2001, respectively, which are incorporated herein by reference.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    We are providing or incorporating by reference in this prospectus supplement selected historical financial information of Credit Suisse First Boston
(USA), Inc. We derived this information from the consolidated financial statements of Credit Suisse First Boston (USA), Inc. for each of the periods presented. The information is only a summary and should be read together with the detailed information and financial statements included in the documents referred to under "Where You Can Find More Information" on page S-21 of this prospectus supplement and on page 2 of the accompanying prospectus.

                         AS OF AND FOR THE THREE
                         MONTHS ENDED MARCH 31,
                               (UNAUDITED)                  AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                         -----------------------   -----------------------------------------------------------
                            2001         2000         2000         1999        1998        1997        1996
                         ----------   ----------   ----------   ----------   ---------   ---------   ---------
                                                             (IN MILLIONS)
SELECTED STATEMENT OF
  OPERATIONS DATA(1):
Total net revenues.....  $  2,511.3   $  1,827.2   $  6,069.6   $  5,556.1   $ 3,951.1   $ 3,487.3   $ 2,767.8
Total expenses.........     2,052.1      1,438.0      7,591.8      4,602.6     3,350.6     2,826.2     2,294.0
Income (loss) before
  provision for income
  taxes and
  extraordinary
  items................       459.2        389.2     (1,522.2)       953.5       600.5       661.1       473.8
Net income (loss)......       303.1        245.2     (1,075.8)       600.7       370.8       408.3       291.3

SELECTED STATEMENT OF
  FINANCIAL CONDITION
  DATA(1):
Total assets...........  $209,867.2   $122,274.8   $213,277.3   $109,012.1   $72,225.7   $70,449.3   $55,447.2
Long-term borrowings...    10,582.4      6,357.3     11,257.5      5,160.5     3,482.0     2,128.2     1,325.4
Redeemable trust
  securities...........       200.0        200.0        200.0        200.0       200.0       200.0       200.0
Stockholders' equity...     7,110.5      4,161.0      6,506.0      3,907.2     2,927.7     2,061.5     1,647.2

------------------------

(1) The statement of operations data and statement of financial condition data as of and for the year ended December 31, 1999, 1998, 1997 and 1996 and as of and for the three months ended March 31, 2000 represent the data of DLJ. The statement of operations data for the year ended December 31, 2000 represent the results of operations of only DLJ for the period from January 1, 2000 to November 2, 2000 and the results of operations of both DLJ and CSFB Corp. for the period from November 3, 2000 to December 31, 2000. The statement of financial condition data as of December 31, 2000 and the statement of operations data and statement of financial condition data as of and for the three months ended March 31, 2001 represent the data of both DLJ and CSFB Corp. Because of the inclusion of CSFB Corp. data from November 3, 2000 through December 31, 2000 and for the three months ended March 31, 2001, our financial statements that include such periods may not be fully comparable with prior periods.

                                USE OF PROCEEDS

    The net proceeds from this offering will be $                     , after
deducting the underwriters' discount and certain offering expenses. We intend to use the net proceeds for our general corporate purposes, which may include the rationalization of our debt and equity capital structure. We refer you to "Capitalization".

                                 CAPITALIZATION

    The table below shows our consolidated capitalization as of March 31, 2001. The "As Adjusted" column reflects the issuance of the notes in this offering. Except as disclosed in this prospectus supplement, there has been no material change in our capitalization since March 31, 2001. You should read this table along with our consolidated financial statements, which are included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                               AS OF MARCH 31, 2001
                                                                    (UNAUDITED)
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   -----------
                                                                   (IN MILLIONS)
Debt:
Commercial paper and short-term borrowings (1)..............  $13,787.8    $13,787.8
Long-term borrowings (2)....................................   10,582.4
Company-obligated mandatorily redeemable trust securities of subsidiary trust holding solely debentures of the Company
  (3).......................................................      200.0        200.0
                                                              ---------    ---------
      Total long-term debt..................................   24,570.2
                                                              ---------    ---------
Stockholders' Equity:
    Preferred stock, 50,000,000 shares authorized:
      Series A Preferred Stock, at $50.00 per share
        liquidation preference (4,000,000 shares issued and
        outstanding) (4)....................................      200.0        200.0
      Series B Preferred Stock, at $50.00 per share
        liquidation preference (3,500,000 shares issued and
        outstanding) (5)....................................      175.0        175.0
    Common Stock, 1,500,000,000 shares authorized:
      CSFB (USA) Common Stock ($0.10 par value; 500,000,000
        shares authorized; 1,000 shares issued and
        outstanding) (6)....................................         --           --
      CSFBDIRECT Common Stock ($0.10 par value; 500,000,000
        shares authorized; 18,400,000 shares issued and
        outstanding; 90,752,242 notional shares in respect
        of CSFB's retained interest) (7)....................        1.8          1.8
    Paid-in capital.........................................    5,380.2      5,380.2
    Retained earnings.......................................    1,362.2      1,362.2
    Accumulated other comprehensive income (loss)...........       (8.7)        (8.7)
                                                              ---------    ---------
      Total stockholders' equity............................    7,110.5      7,110.5
                                                              ---------    ---------
        Total capitalization................................  $31,680.7    $
                                                              =========    =========

------------------------

(1) Includes current portion of long-term borrowings of $1,174.2 million.

(2) Includes subordinated loans with our parent, CSFBI, of $4,150.0 million but does not include the issuance of $2,262 million of our medium-term notes from April to June, 2001.

(3) The debentures bear interest at 8.42% per annum and mature on June 30, 2046. The debentures are redeemable at our option, in whole or in part, on or after August 31, 2001.

(4) The current dividend rate on the Series A preferred stock is 5.94% per annum. The Series A preferred stock is redeemable at our option, in whole but not in part, on or after November 30, 2001.

(5) The current dividend rate on the Series B preferred stock is 5.30% per annum. The Series B preferred stock is redeemable at our option, in whole or in part, on or after January 15, 2003.

(6) All of our outstanding voting common stock is owned by CSFBI.

(7) On July 11, 2001, we announced the execution of a definitive merger agreement whereby CSFBI will acquire the 18,400,000 shares of CSFBDIRECT common stock owned by the public for $6.00 per share in cash, or a total of approximately $110 million. For more information on the merger agreement, we refer you to our current report on Form 8-K dated July 12, 2001, which is incorporated herein by reference.

                              DESCRIPTION OF NOTES

    This description of the terms of the notes adds information to the description of the general terms and provisions of debt securities in the accompanying prospectus. If this description differs in any way from the description in the accompanying prospectus, you should rely on this description.

GENERAL

    We will issue the notes under an indenture, dated as of June 1, 2001, between us and The Chase Manhattan Bank, as trustee, which is more fully described in the accompanying prospectus under "Description of Debt Securities" beginning on page 5 of the accompanying prospectus.

    We may, without consent of the holders, increase such principal amount in the future, on the same terms and conditions and with the same CUSIP number as the notes being offered hereby, as more fully described in "--Further Issues" below.

    The notes will be our unsecured obligations and will rank prior to all of our subordinated indebtedness and on an equal basis with all of our other senior unsecured indebtedness.

    We may redeem the notes at our option at any time at the redemption price, as more fully described in "--Optional Redemption" below. In addition, we may redeem the notes upon the occurrence of certain tax events at their principal amount plus accrued interest, as more fully described in "--Tax Redemption" below. There is no sinking fund for the notes.

INTEREST

    The notes will bear interest at the rate of   % per annum and will mature on
        ,      . Interest on the notes will begin to accrue on July   , 2001. We
will pay interest on the notes on       and         of each year, beginning
        , 2002, to the persons who are registered as the owners of the notes at
the close of business on the preceding         and         , except that
interest payable at maturity will be paid to the same persons to whom principal of the notes is payable. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. If any day on which a payment is due is not a business day (which we define below), then the holder of the note will not be entitled to payment of the amount due until the next business day and will not be entitled to any additional principal, interest or other payment as a result of such delay except as otherwise provided under "--Payment of Additional Amounts" beginning on page S-8 of this prospectus supplement. "Business day" with respect to any place of payment means any day which is not a Saturday, Sunday or any other day on which banking institutions in such place of payment are authorized or obligated by law or regulation to close.

OPTIONAL REDEMPTION

    We may redeem the notes at our option at any time, in whole or in part, on giving not less than 30 nor more than 60 days' prior notice, prior to their maturity at a redemption price equal to the greater of:

    - 100% of the principal amount of the notes to be redeemed; and

    - the sum of the present value as of the redemption date of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any interest accrued to the date of redemption), discounted to the redemption date, on a semi-annual basis, at the "reinvestment rate" described below (determined on the third business day preceding the date notice of redemption is given);

plus, in either of the above cases, accrued and unpaid interest on the notes to be redeemed to, but not including, the redemption date.

    The term "reinvestment rate" means   basis points plus the yield, under the
heading which represents the average for the immediately preceding week appearing in the most recently published statistical release designated "Statistical Release H.15(519), Selected Interest Rates" or any successor publication which is published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," which we refer to as the Statistical Release, for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the notes to be redeemed, as of the payment date of the principal being redeemed. If no maturity exactly corresponds to the maturity, yields for the two published maturities most closely corresponding to the maturity would be calculated and the reinvestment rate would be interpolated or extrapolated on a straight-line basis, rounding to the nearest month. The most recent Statistical Release published prior to the date of determination of the redemption price will be used for purposes of calculating the reinvestment rate.

    The redemption price will be calculated by an independent investment banking institution of national standing appointed by us.

    If the reinvestment rate is not available as described above, the reinvestment rate will be calculated by interpolation or extrapolation of comparable rates selected by the independent investment banking institution.

    In the case of any partial redemption of any series of notes, selection of the notes of the relevant series for redemption will be made by the trustee in compliance with the requirements of the Luxembourg Stock Exchange or, if such notes are not then listed on the Luxembourg Stock Exchange, by lot or by such other method as the trustee in its sole discretion deems to be fair and appropriate.

    Unless we default in payment of the redemption price, on or after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

TAX REDEMPTION

    We may also redeem the notes at our option at any time, in whole but not in part, on giving not less than 30 nor more than 60 days' notice, at the principal amount of such notes, together with accrued interest to the date of redemption, if we have or will become obligated to pay additional interest on the notes as described under "--Payment of Additional Amounts" below as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or any change in the application or official interpretation of such laws, regulations or rulings, which change or amendment
becomes effective on or after July   , 2001, and such obligation cannot be
avoided by our taking reasonable measures available to us, provided that no such notice of redemption will be given earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional interest were a payment in respect of the notes then due. Prior to the publication of any notice of redemption pursuant to this paragraph, we will deliver to the trustee a certificate stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to redeem have occurred, and an opinion of independent counsel of recognized standing to the effect that we have or will become obligated to pay such additional interest as a result of such change or amendment.

PAYMENT OF ADDITIONAL AMOUNTS

    We will, subject to the exceptions and limitations set forth below, pay additional amounts to the holder of a note that is a non-U.S. holder (which we define under the heading "--Certain United States Federal Income Tax Considerations" beginning on page S-14 of this prospectus supplement) as may be necessary so that every net payment on such note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided in such note to be then due and payable. However, we will not be required to make any such payment of additional amounts for or on account of:

    - any tax, assessment or other governmental charge that would not have been imposed but for (a) the existence of any present or former connection between such holder and the United States, including, without limitation, such holder being or having been a citizen or resident thereof or being or having been engaged in trade or business or present therein or having or having had a permanent establishment therein or (b) such holder's past or present status as a personal holding company, foreign personal holding company or private foundation or other tax-exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

    - any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or other governmental charge;

    - any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of a note for payment more than 15 days after the date on which such payment became due and payable or on which payment thereof was duly provided for, whichever occurs later;

    - any tax, assessment or other governmental charge that is payable otherwise than by deduction or withholding from a payment on a note;

    - any tax, assessment or other governmental charge required to be deducted or withheld by any paying agent from a payment on a note, if such payment can be made without such deduction or withholding by any other paying agent;

    - any tax, assessment or other governmental charge that would not have been imposed but for a failure to comply with any applicable certification, documentation, information or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a note if, without regard to any tax treaty, such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge; or

    - any tax, assessment or other governmental charge imposed on a holder of a note that actually or constructively owns 10 percent or more of the combined voting power of all classes of our stock or that is a controlled foreign corporation related to us through stock ownership;

nor will such additional amounts be paid with respect to a payment on a note to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of such note.

BOOK-ENTRY, DELIVERY AND FORM

    We will issue the notes in the form of one or more fully registered global securities, or the global notes, in denominations of $1,000 or integral multiples of $1,000. We will deposit the notes with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, as the depositary, and will register the notes in the name of Cede & Co., DTC's nominee. Your beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. You may elect to hold interests in the global notes through either DTC (in the United States) or Clearstream Banking, societe anonyme, which we refer to as Clearstream, Luxembourg, or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, which we refer to as Euroclear (outside of the United States), if you are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the names of their respective depositaries, which we refer to as the U.S. depositaries, on the books of DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    As long as the notes are represented by the global notes, we will pay principal of and interest on the notes to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream, Luxembourg or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date.

    We have been advised by DTC, Clearstream, Luxembourg and Euroclear, respectively, as follows:

    - AS TO DTC: DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

    - AS TO CLEARSTREAM, LUXEMBOURG: Clearstream, Luxembourg has advised us that it was incorporated as a limited liability company under Luxembourg law. Clearstream, Luxembourg is owned by Cedel International, societe anonyme, and Deutsche Borse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.

      Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thus eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in many currencies, including United States dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream, Luxembourg interfaces with domestic markets in a number of countries. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of Euroclear, or the Euroclear operator, to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

      As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream, Luxembourg customers are limited to securities brokers and dealers and banks, and may include the underwriters for the notes. Other institutions that maintain a custodial relationship with a Clearstream, Luxembourg customer may obtain indirect access to Clearstream, Luxembourg. Clearstream, Luxembourg is an indirect participant in DTC.

      Distributions with respect to the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.

    - AS TO EUROCLEAR: Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese Yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

      Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a U.K. corporation. The Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters for the notes. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

      The Euroclear operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear operator.

      The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear operator. Specifically, these terms and conditions govern:

       - transfers of securities and cash within Euroclear;

       - withdrawal of securities and cash from Euroclear; and

       - receipt of payments with respect to securities in Euroclear.

      All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

      Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear operator.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    You will be required to make your initial payment for the notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

    Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

    Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

    Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

DEFINITIVE NOTES

    If any of the events described under the last paragraph of "Description of Debt Securities--Book-Entry System" on page 7 of the accompanying prospectus occurs, we will issue certificated form of definitive notes in an amount equal to a holder's beneficial interest in the notes. Definitive notes will be issued in denominations of $1,000 or integral multiples of $1,000, and will be registered in the name of the person DTC specifies in a written instruction to the registrar of the notes.

    In the event definitive notes are issued:

    - holders of definitive notes will be able to receive payments of principal and interest on their notes at the office of our paying agent maintained in the Borough of Manhattan and, if the notes are then listed on the Luxembourg Stock Exchange, at the office of our paying agent in Luxembourg;

    - holders of definitive notes will be able to transfer their notes, in whole or in part, by surrendering the notes for registration of transfer at the office of The Chase Manhattan Bank and, if the notes are then listed on the Luxembourg Stock Exchange, at the office of our paying agent in Luxembourg. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer; and

    - any moneys we pay to our paying agents for the payment of principal and interest on the notes which remains unclaimed at the second anniversary of the date such payment was due will be returned to us, and thereafter holders of definitive notes may look only to us, as general unsecured creditors, for payment.

FURTHER ISSUES

    We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes of either series ranking on an equal basis with the notes of the relevant series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes). Such further notes will be consolidated and form a single series with the notes of the relevant series and will have the same terms as to status, redemption or otherwise as the notes of the relevant series.

NOTICES

    Notices to holders of the notes will be made by first class mail, postage prepaid, to the registered holders. So long as the notes are listed on the Luxembourg Stock Exchange, notices will also be made by publication in an authorized newspaper in Luxembourg, which is expected to be the LUXEMBOURG WORT. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

GOVERNING LAW

    The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in the notes. This summary deals only with holders that hold notes as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold notes as a hedge against currency risk or as a position in a "straddle" or conversion transaction, tax-exempt organization or person whose "functional currency" is not the U.S. dollar.

    This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

    You should consult your tax adviser about the tax consequences of holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

    You are a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the notes. You are a non-U.S. holder if you are not a U.S. person for U.S. federal income tax purposes.

U.S. HOLDER

    PAYMENTS OR ACCRUALS OF INTEREST. Payments or accruals of interest on a note will generally be taxable to you as ordinary interest income at the time that you receive or accrue such amounts in accordance with your regular method of tax accounting.

    PURCHASE, SALE AND RETIREMENT OF NOTES. When you sell or exchange a note, or if a note that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under "--Payments or Accruals of Interest") and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the cost of the note to you.

    The gain or loss that you recognize on the sale, exchange or retirement of a note generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to a maximum tax rate of 20%. The ability of U.S. holders to offset capital losses against ordinary income is limited.

NON-U.S. HOLDER

    Under present U.S. federal income tax law, and subject to the discussion below concerning backup withholding, payments to you of principal and interest on a note will not be subject to the 30% U.S. federal withholding tax, provided that:

    - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and are not a controlled foreign corporation related to us through stock ownership; and

    - you provide a statement signed under penalties of perjury that includes your name and address and certify that you are a non-U.S. holder in compliance with applicable requirements by completing a Form W-8BEN, or otherwise satisfy documentary evidence requirements for establishing that you are a non-U.S. holder.

    You will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or retirement of the note unless the gain is effectively connected with your trade or business in the United States or, if you are an individual, you are present in the United States for 183 days or more in the taxable year in which the sale, exchange or retirement occurs and certain other conditions are met. If you are subject to U.S. federal income taxation on a net basis in respect of the note, you will generally be taxable under the same rules that govern the taxation of a U.S. holder.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    The paying agent must file information returns with the U.S. Internal Revenue Service in connection with note payments made to certain U.S. holders. If you are a U.S. holder, you generally will not be subject to U.S. backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes.

    If you are not a non-U.S. holder, you may have to comply with certification procedures to establish that you are a non-U.S. holder in order to avoid information reporting and backup withholding tax requirements.

    Information reporting and backup withholding requirements will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign broker, provided that such broker:

    - derives less than 50% of its gross income for a particular period from the conduct of a trade or business in the United States;

    - is not a controlled foreign corporation for U.S. federal income tax purposes; and

    - is not a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by U.S. holders or is engaged in the conduct of a U.S. trade or business.

    Payment of the proceeds of the sale of a note effected outside the United States by a foreign office of any other broker will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of a sale of a note by the U.S. office of a broker will be subject to information reporting requirements and backup withholding tax unless the beneficial owner certifies its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules may be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the U.S. Internal Revenue Service.

                       PROPOSED EUROPEAN UNION DIRECTIVE
                    ON TAXATION OF CERTAIN INTEREST PAYMENTS

    The European Union is currently considering proposals for a new directive regarding the taxation of savings income. According to the most recently available information, it is proposed that, subject to a number of important conditions being met, member states will be required to provide to the tax authorities of another member state details of payments of interest or other similar income paid by a paying agent within its jurisdiction to an individual resident in that other member state, subject to the right of certain individual member states (including Luxembourg) to opt instead for a withholding system for a transitional period in relation to such payments. The proposals are not yet final, and they may be subject to further amendment and/or clarification.

    You should consult your own tax advisers regarding the potential adoption and application of the proposed directive or any similar directive.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated July    , 2001, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation is acting as representative, the following respective principal amounts of the notes:

                                                              Principal
                        Underwriter                            Amount
                        -----------                           ---------
Credit Suisse First Boston Corporation......................   $

                                                               -------
    Total...................................................   $
                                                               =======

    The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

    The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement, and to selling group
members at that price less a selling concession of       % of the principal
amount per note. The underwriters and selling group members may allow a discount
of       % of the principal amount per note on sales to other broker/dealers.
After the initial public offering, the representative may change the public offering price and concession and discount to broker/dealers.

    We estimate that our out-of-pocket expenses for this offering will be approximately $700,000.

    The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

    Any of our broker-dealer subsidiaries or affiliates, including CSFB Corp., may use this prospectus supplement, together with the accompanying prospectus, in connection with the offers and sales of notes related to market-making transactions by and through our broker-dealer subsidiaries or affiliates, including CSFB Corp., at negotiated prices related to prevailing market prices at the time of sale or otherwise. Any of our broker-dealer subsidiaries or affiliates, including CSFB Corp., may act as principal or agent in such transactions. None of our broker-dealer subsidiaries or affiliates has any obligation to make a market in the notes and may discontinue any market-making activities at any time without notice, at its sole discretion.

    CSFB Corp., one of the underwriters, is our affiliate. The offering therefore is being conducted in accordance with the applicable provisions of
Section 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.

    In the ordinary course of business, certain of the underwriters and their affiliates have provided financial advisory, investment banking and general financing and banking services for us and our affiliates for customary fees.

    We have agreed to indemnify the underwriters against liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments, which the underwriters may be required to make in that respect.

    In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Over-allotment involves sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase, which creates a syndicate short position. The underwriters will close out any short position by purchasing notes in the open market.

    - Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

    - Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Luxembourg Stock Exchange and, if commenced, may be discontinued at any time.

    The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

    Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

    In particular, each underwriter has represented and agreed that:

    - it has not offered or sold, and, prior to the expiration of the period of six months from the closing date for the issue of the notes, will not offer or sell any notes to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended);

    - it has complied and will comply with all applicable provisions of the Financial Services Act 1986, with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom;

    - it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on;

    - it will not offer or sell any notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

    - it and each of its affiliates have not offered or sold, and will not offer or sell, the notes by means of any document to persons in Hong Kong other than persons whose ordinary course of business involves the buying, selling or holding of securities, unless the underwriter is a person permitted to do so under the securities laws of Hong Kong;

    - this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes has not been registered as a prospectus with the Registrar of Companies in Singapore, and the notes will be offered in Singapore pursuant to an exemption invoked under
      Section 106C and Section 106D of the Companies Act, Chapter 50 of Singapore, or the Singapore Companies Act. Accordingly, the notes may not be offered or sold, nor this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes may be circulated or distributed, directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 106C of the Singapore Companies Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 106D of the Singapore Companies Act or
      (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore Companies Act;

    - it is aware of the fact that no German selling prospectus (VERKAUFSPROSPEKT) has been or will be published in respect of the sale of the notes and that it will comply with the Securities Selling Prospectus Act of the Federal Republic of Germany (WERTPAPIER-VERKAUFSPROSPEKTGESETZ). In particular, each underwriter has undertaken not to engage in a public offering in the Federal Republic of Germany with respect to any notes otherwise than in accordance with the Securities Selling Prospectus Act and any other act replacing or supplementing the Securities Selling Prospectus Act and all other applicable laws and regulations;

    - the notes are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any notes to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes, and that such offers, sales and distributions have been and will be made in the Republic of France only to (a) qualified investors (INVESTISSEURS QUALIFIES) and/or (b) a restricted group of investors (CERCLE RESTREINT D'INVESTISSEURS), all as defined in Article 6 of ORDONNANCE no. 67-833 dated 28th September, 1967 (as amended) and DECRET no. 98-880 dated 1st October, 1998; and

    - the notes may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to banks, pension funds, insurance companies, securities firms, investment institutions, central governments, large international and supranational institutions and other comparable entities, including, among others, treasuries and finance companies of large enterprises, which trade or invest in securities in the course of a profession or trade. Individuals or legal entities who or which do not trade or invest in securities in the course of their profession or trade may not participate in the offering of the notes, and this prospectus supplement and the accompanying prospectus nor any other offering material relating to the notes may not be considered an offer or the prospect of an offer to sell or exchange the notes.

    CSFB Corp. will make the notes available for distribution on the internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an internet-based communications technology provider. Market
Axess Inc. is providing the system as a conduit for communications between CSFB Corp. and its customers and is not a party to any transactions. Market
Axess Inc. will not function as an underwriter or agent of the issuer, nor will Market Axess Inc. act as a broker for any customer of CSFB Corp. Market
Axess Inc., a registered broker-dealer, will receive compensation from CSFB Corp. based on transactions the underwriter conducts through the system. CSFB Corp. will make the notes available to its customers through the internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

REPRESENTATIONS OF PURCHASERS

    By purchasing the notes in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

    - the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws;

    - where required by law, that the purchaser is purchasing as principal and not as agent; and

    - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of notes to whom the SECURITIES ACT (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any notes acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR#95/17, a copy of which may be obtained from us. Only one report must be filed for notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

                                     ERISA

    By its purchase of the notes, each holder will be deemed to have represented and warranted on each day from and including the date of its purchase of such notes through and including the date of disposition of such notes either that:

    - it is not an "employee benefit plan" subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, a plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, or an entity whose underlying assets include the assets of any such employee benefit plan or plan by reason of Department of Labor regulation section 2510.3-101; or

    - the acquisition, holding and disposition of such notes by such holder does not and will not constitute a prohibited transaction under ERISA or
      Section 4975 of the Code (or, in the case of a governmental plan, any substantially similar federal, state or local law) unless an exemption is available with respect to such transactions and the conditions of such exemption have been satisfied.

    Any plan or other entity whose assets include plan assets subject to ERISA,
Section 4975 of the Code or substantially similar federal, state or local laws should consult its counsel.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports and other information with the Securities and Exchange Commission, or the SEC. For information on the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus, we refer you to "Where You Can Find More Information" on page 2 of the accompanying prospectus.

    In addition to the documents listed in the accompanying prospectus, we incorporate by reference in this prospectus supplement and the accompanying prospectus the following documents and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the offering of the notes is completed:

    - Our current reports on Form 8-K filed on July 12, 2001 and July 23, 2001.

                              GENERAL INFORMATION

    Application has been made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, our amended and restated certificate of incorporation and by-laws and a legal notice relating to the issuance of the notes have been deposited prior to listing with GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT DE ET A LUXEMBOURG, where copies thereof may be obtained upon request. You may request copies of these documents together with this prospectus supplement, the accompanying prospectus, the underwriting agreement, the indenture and our annual, quarterly and current reports, as well as all other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including all such future reports, so long as any of the notes are outstanding, by following the directions under "Where You Can Find More Information" on page 2 of the accompanying prospectus. These documents will also be made available, free of charge, at the main office of our Luxembourg listing agent, Kredietbank S.A. Luxembourgeoise, currently located at 43 Boulevard Royal, L-2955 Luxembourg. Our Luxembourg listing agent will act as intermediary between the Luxembourg Stock Exchange and us and the holders of the notes.

    Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in our financial position since December 31, 2000.

    Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, neither us nor any of our subsidiaries is involved in litigation, arbitration or administrative proceedings relating to claims or amounts that are material in the context of the issue of the notes. We are not aware any such litigation, arbitration or administrative proceedings are pending or threatened.

    We have obtained all material consents, approvals and authorizations in connection with the issue of the notes. Resolutions relating to the issue and sale of the notes were adopted by our Board of Directors on May 14, 2001.

    We accept the responsibility for the information contained in this prospectus supplement and the accompanying prospectus.

    The notes, the indenture and the underwriting agreement are governed by and construed in accordance with the laws of the State of New York.

    The notes have been accepted for clearance through Clearstream, Luxembourg and Euroclear. Relevant trading information is as follows:

                          INTERNATIONAL SECURITY
     COMMON CODE       IDENTIFICATION NUMBER (ISIN)    CUSIP
---------------------  ----------------------------   --------


    You may inspect copies of the following documents, as well as any of our filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus, free of charge, at the offices of our Luxembourg listing agent:

    - our amended and restated certificate of incorporation and by-laws;

    - the underwriting agreement relating to the issue of the notes; and

    - the indenture.

    We only publish consolidated financial statements.

    Our independent accountants are KPMG LLP.

                              U.S. $5,000,000,000

                     CREDIT SUISSE FIRST BOSTON (USA), INC.

                                Debt Securities
                                Preferred Stock
                                    Warrants

                                  -----------

    We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

    We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

    Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                           Credit Suisse First Boston

                 The date of this prospectus is June 29, 2001.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $5,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., at 450 Fifth
Street, N.W., Washington, D.C. 20549, in New York, at Seven World Trade Center, New York, New York 10048, and in Chicago, at 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC and which is incorporated by reference will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which will be incorporated by reference until we sell all of the securities described in this prospectus:

    - our Annual Report on Form 10-K for the year ended December 31, 2000;

    - our Quarterly Report on Form 10-Q for the period ended March 31, 2001; and

    - our Current Reports on Form 8-K filed on February 14, 2001, March 19, 2001, June 5, 2001, June 8, 2001, June 18, 2001 and June 28, 2001.

    You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

                     Credit Suisse First Boston (USA), Inc.
                             Eleven Madison Avenue
                            New York, New York 10010
                         Attention: Corporate Secretary
                                 (212) 325-2000

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

    We have filed or incorporated by reference exhibits with this registration statement that include the form of proposed underwriting agreement and proposed forms of indentures. You should read the exhibits carefully for provisions that may be important to you.

                           FORWARD-LOOKING STATEMENTS

    This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act and
Section 21E of the Exchange Act. These forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

    Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements, including those described in this prospectus and any prospectus supplement or pricing supplement and the information incorporated by reference in this prospectus. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

                                USE OF PROCEEDS

    Unless we tell you otherwise in a prospectus supplement, we will use the net proceeds from the sale of these securities for general corporate purposes, including refinancing existing indebtedness. We may also invest the net proceeds temporarily in short-term securities.

                               RATIOS OF EARNINGS
                   TO FIXED CHARGES AND EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated.

                                                                YEARS ENDED DECEMBER 31,                  THREE MONTHS
                                                  ----------------------------------------------------   ENDED MARCH 31,
                                                    2000       1999       1998       1997       1996          2001
                                                  --------   --------   --------   --------   --------   ---------------
Ratio of earnings to fixed charges(1)(2)........    0.82       1.19       1.13       1.16       1.16           1.14
Ratio of earnings to combined fixed charges and
  preferred stock dividends(1)(2)...............    0.81       1.19       1.13       1.16       1.16           1.14

------------------------

(1) For the purpose of calculating the ratio of earnings to combined fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, (a) earnings consist of income before the provision for income taxes and fixed charges and (b) fixed charges consist of interest expenses and one-third of rental expense which is deemed representative of an interest factor.

(2) For the year ended December 31, 2000, the dollar deficiency of the ratio of earnings to combined fixed charges was $1,522,164.

(3) For the year ended December 31, 2000, the dollar deficiency of the ratio of earnings to combined fixed charges and preferred dividends was $1,543,319.

                     CREDIT SUISSE FIRST BOSTON (USA), INC.

    We are a leading integrated investment bank that serves institutional, corporate, government and individual clients. We provide our clients with a broad range of products and services. These include:

    - securities underwriting, sales and trading;

    - investment banking;

    - financial advisory services;

    - private equity and related merchant banking investments;

    - investment research;

    - full service brokerage services;

    - correspondent financial services;

    - online interactive brokerage services; and

    - derivative and risk management products.

    We are the product of a recent business combination. On November 3, 2000, Credit Suisse Group acquired Donaldson, Lufkin & Jenrette, Inc., or DLJ. Credit Suisse Group is a global financial services company, providing a comprehensive range of insurance, banking and investment banking products in Switzerland and abroad. Credit Suisse First Boston Corporation, or CSFB Corp., Credit Suisse Group's principal U.S. registered broker-dealer subsidiary, became a subsidiary of DLJ, and DLJ changed its name to Credit Suisse First Boston (USA), Inc. We are now part of the Credit Suisse First Boston business unit, which we call CSFB, of Credit Suisse First Boston, a Swiss bank wholly owned by Credit Suisse Group. CSFB is a leading global investment banking firm, providing financial advisory and capital-raising services, sales and trading, and financial products for users and suppliers of capital around the world.

    Our principal executive offices are located at Eleven Madison Avenue, New York, New York 10010, and our telephone number is (212) 325-2000.

    All references to "we" or "us" in this prospectus are to Credit Suisse First Boston (USA), Inc.

                         DESCRIPTION OF DEBT SECURITIES

    We may issue either senior debt securities or subordinated debt securities. Senior debt securities and subordinated debt securities will be issued in one or more series under either the senior indenture or the subordinated indenture between us and The Chase Manhattan Bank, as trustee. In the following discussion, we sometimes refer to the two indentures as the "indentures".

    This prospectus briefly outlines the provisions of the indentures. The forms of the indentures have been filed as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. The indentures are substantially identical except for the subordination provision described below.

    We are a holding company and depend upon the earnings and cash flow of our subsidiaries to meet our obligations under the debt securities. Since the creditors of any of our subsidiaries would generally have a right to receive payment that is superior to our right to receive payment from the assets of that subsidiary, holders of our debt securities will be effectively subordinated to creditors of our subsidiaries. In addition, the Exchange Act and the New York Stock Exchange impose net capital requirements on some of our subsidiaries which limit their ability to pay dividends and make loans and advances to us.

    In the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions.

ISSUANCES IN SERIES

    The indentures do not limit the amount of debt we may issue. We may issue the debt securities in one or more series with the same or various maturities, at a price of 100% of their principal amount or at a premium or a discount. The debt securities will not be secured by any of our property or assets.

    The prospectus supplement relating to any series of debt securities being offered will contain the specific terms relating to the offering. These terms will include some or all of the following:

    - whether the debt securities are senior or subordinated;

    - the total principal amount of the debt securities;

    - the percentage of the principal amount at which the debt securities will be issued and whether the debt securities will be "original issue discount" securities for U.S. federal income tax purposes. If we issue original issue discount debt securities (securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance), we will describe the special U.S. federal income tax and other considerations of a purchase of original issue discount debt securities in the applicable prospectus supplement;

    - the date or dates on which principal will be payable and whether the debt securities will be payable on demand by the holders on any date;

    - the manner in which we will calculate payments of principal, premium or interest and whether any payment will be fixed or based on an index or formula or the value of another security, commodity or other asset;

    - the interest payment dates;

    - optional or mandatory redemption terms;

    - authorized denominations, if other than $1,000 and integral multiples of $1,000;

    - the terms on which holders of the debt securities may or are required to convert or exchange these securities into or for our securities or securities of another entity and any specific terms relating to the conversion or exchange feature;

    - the currency in which the debt securities will be denominated or principal, premium or interest will be payable, if other than U.S. dollars;

    - whether the debt securities are to be issued as individual certificates to each holder or in the form of global certificates held by a depositary on behalf of holders;

    - information describing any book-entry features;

    - whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and whether we can redeem the debt securities if we have to pay additional amounts;

    - the names and duties of any co-trustees, depositories, authenticating agents, paying agents, transfer agents or registrars for any series; and

    - any other terms consistent with the above.

PAYMENT AND TRANSFER

    We will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register which will be kept by the trustee or another agent appointed by us. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to you at the address we have for you in the register.

    Unless we describe other procedures in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

    Neither we nor the trustee will impose any service charge for any transfer or exchange of a debt security; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

BOOK-ENTRY SYSTEM

    We may issue debt securities under a book-entry system in the form of one or more global securities. We will register the global securities in the name of a depositary or its nominee and deposit the global securities with that depositary. Unless we state otherwise in the prospectus supplement, The Depository Trust Company, New York, New York, or DTC, will be the depositary if we use a depositary.

    DTC has advised us as follows:

    - DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of
      Section 17A of the Exchange Act.

    - DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

    - DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC.

    - Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

    Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Since the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

    So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the applicable indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

    We will make all payments of principal, premium and interest on the debt securities to the depositary. We expect that the depositary will then credit participants' accounts proportionately with these payments on the payment date and that the participants will in turn credit their customers in accordance with their customary practices. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

    Global certificates are generally not transferable. We will issue physical certificates to beneficial owners of a global note if:

    - the depositary notifies us that it is unwilling or unable to continue as depositary and we do not appoint a successor within 90 days;

    - the depositary ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor within 90 days; or

    - we decide in our sole discretion that we do not want to have the debt securities of that series represented by global certificates.

SUBORDINATION

    When we use the term "senior indebtedness", we mean:

    - any money we have borrowed (other than money we owe to any of our subsidiaries);

    - any money borrowed by someone else where we have assumed or guaranteed their obligations, directly or indirectly;

    - any letters of credit and acceptances made by banks on our behalf; and

    - indebtedness that we have incurred or assumed in connection with the acquisition of any property.

    The subordinated indenture provides that we cannot:

    - make any payments of principal, premium or interest on the subordinated debt securities;

    - acquire any subordinated debt securities; or

    - defease any subordinated debt securities;

    if

    - any senior indebtedness in an aggregate principal amount of more than $50.0 million has become due either on maturity or as a result of acceleration or otherwise and the principal, premium and interest on that senior indebtedness has not yet been paid in full by us; or

    - we have defaulted in the payment of any principal, premium or interest on any senior indebtedness in an aggregate principal amount of more than $50.0 million at the time the payment was due, unless and until the payment default is cured by us or waived by the holders of the senior indebtedness.

    In addition, if there is a default on any senior indebtedness other than a default by us in the payment of principal, premium or interest and that default would allow the holders of the senior indebtedness to accelerate the senior indebtedness so that it would become immediately due and payable at that time or in the future, then we may not be allowed to make any payments of principal, premium or interest on the subordinated debt securities. In order for this to happen, the holders of a majority in principal amount of all the senior indebtedness have to so notify us and the trustee.

    However, if the senior indebtedness is not accelerated within 180 days after notice was given, then we will have to pay the holders of the subordinated debt securities all of the money that they would have been paid during the 180-day payment blockage period and resume making regular payments on the subordinated debt securities. Only one payment blockage period can commence in any 360-day period, even if we or the trustee receive more than one notice. A default that existed upon the commencement of one payment blockage period cannot be the reason for starting a second payment blockage period unless we cured (or the holders of the senior indebtedness waived) the original default for a period of at least 90 days.

    If we make any payment to the trustee or the holders of the subordinated debt securities when we were not supposed to make the payment because of a payment blockage period, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness to the extent of their claims.

    If we are liquidated, the holders of the senior indebtedness will be entitled to receive payment in full for principal, premium and interest on the senior indebtedness before the holders of subordinated debt securities receive any of our assets. As a result, holders of subordinated debt securities may receive a smaller proportion of our assets in bankruptcy or liquidation than holders of senior indebtedness.

    Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities, we will be in default on our obligations under the subordinated indenture if we do not make the payment when due. This means that the trustee and the holders of subordinated debt securities can take action against us, but they would not receive any money until the claims of the senior indebtedness have been fully satisfied.

    The subordinated indenture allows the holders of senior indebtedness to obtain specific performance of the subordination provisions from us or any holder of subordinated debt securities.

CONSOLIDATION, MERGER OR SALE

    We have agreed not to consolidate with or merge into any other person or convey or transfer all or substantially all of our properties and assets to any person, unless:

    - we are the continuing person; or

    - the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium and interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform.

    Also, if we consolidate, merge or convey or transfer all or substantially all of our properties and assets and the successor is a non-U.S. entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences to outstanding debt securities or any debt securities issued thereafter.

    In either case, we will also have to deliver a certificate to the trustee stating that after giving effect to the merger there will not be any defaults under the applicable indenture and, if we are not the continuing person, an opinion of counsel stating that the merger and the supplemental indenture comply with these provisions and that the supplemental indenture is a legal, valid and binding obligation of the successor corporation. (SECTION 5.01)

MODIFICATION OF THE INDENTURE

    In general, our rights and obligations and the rights of the holders under the indenture may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, Section 9.02 of each indenture provides that, unless each affected holder agrees, the amendment cannot:

    - make any adverse change to any payment term of a debt security such as extending the maturity date, extending the date on which we have to pay interest or make a sinking fund payment, reducing the interest rate, reducing the amount of principal we have to repay, changing the currency in which we have to make any payment of principal, premium or interest, modifying any redemption or repurchase right to the detriment of the holder, modifying any right to convert or exchange the debt securities for another security to the detriment of the holder, and impairing any right of a holder to bring suit for payment;

    - reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default;

    - waive any payment default; or

    - make any change to Section 9.02 of either indenture.

    However, if we and the trustee agree, we can amend the indenture without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

    In particular, if we and the trustee agree, we can amend the indenture without notifying any holders or seeking their consent to add a guarantee from a third party on our outstanding and future debt securities to be issued under the indenture.

EVENTS OF DEFAULT

    When we use the term "event of default" in the indenture, here are some examples of what we mean.

    Unless otherwise specified in a prospectus supplement, an event of default with respect to a series of debt securities occurs if:

    - we fail to pay the principal or any premium on any debt security of that series when due;

    - we fail to pay interest when due on any debt security of that series for 30 days;

    - we fail to perform any other covenant in the indenture and this failure continues for 60 days after we receive written notice of it from the trustee or from the holders of 25% in principal amount of the outstanding debt securities of such series;

    - a creditor commences involuntary bankruptcy, insolvency or similar proceedings against us or CSFB Corp. (or any successor to all or substantially all of its business), and we are unable to obtain a stay or a dismissal of that proceeding within 60 days; or

    - we or CSFB Corp. voluntarily seek relief under bankruptcy, insolvency or similar laws or a court enters an order for relief against us or CSFB Corp. under these laws.

    The supplemental indenture or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the prospectus supplement relating to such series.

    The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders. By default we mean any event which is an event of default described above or would be an event of default but for the giving of notice or the passage of time. (SECTION 7.05)

    If an event of default occurs and continues, the trustee or the holders of the aggregate principal amount of the debt securities specified below may require us to repay immediately, or accelerate:

    - the entire principal of the debt securities of such series; or

    - if the debt securities are original issue discount securities, such portion of the principal as may be described in the applicable prospectus supplement. (SECTION 6.02)

    If the event of default occurs because we defaulted in a payment of principal or interest on the debt securities, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of that series can accelerate that series of debt securities. If the event of default occurs because we failed to perform any other covenant in the indenture or any covenant that we agreed to for the benefit of one or more series of debt securities, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of all series affected, voting as one class, can accelerate all of the affected series of debt securities. If the event of default occurs because we become involved in bankruptcy proceedings, then all of the debt securities under the indenture will be accelerated automatically. If the event of default occurs because we defaulted on some of our other indebtedness or because that indebtedness becomes accelerated as described above, then the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities outstanding under the indenture, voting as one class, can accelerate all of the debt securities outstanding under the indenture. Therefore, except in the case of a default by us on a payment of principal or interest on the debt securities of your series or a default due to our bankruptcy or insolvency, it is possible that you may not be able to accelerate the debt securities of your series because of the failure of holders of other series to take action.

    The holders of a majority of the aggregate principal amount of the debt securities of all affected series, voting as one class, can rescind this accelerated payment requirement or waive any past default or event of default or allow us to not comply with any provision of the indenture. However, they cannot waive a default in payment of principal of, premium, if any, or interest on, any of the debt securities. (SECTION 6.04)

    Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. (SECTION 7.02) If they provide this reasonable indemnity, the holders of a majority in principal amount of all affected series of debt securities, voting as one class, may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities. (SECTION 6.05)

    We are not required to provide the trustee with any certificate or other document saying that we are in compliance with the indenture or that there are no defaults.

DEFEASANCE

    When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or U.S. government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

    - we will be discharged from our obligations with respect to the debt securities of such series; or

    - we will no longer be under any obligation to comply with the restrictive covenants contained in the indenture with respect to the debt securities of such series, and the events of default relating to failures to comply with covenants will no longer apply to us.

    If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Instead the holders will only be able to rely on the deposited funds or obligations for payment.

    We must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes. We must also deliver a ruling to such effect received from or published by the Internal Revenue Service if we are discharged from our obligations with respect to the debt securities.

CONCERNING THE TRUSTEE

    The Chase Manhattan Bank has loaned money to us and certain of our subsidiaries and affiliates and provided other services to us and has acted as trustee under certain of our and our subsidiaries and affiliates' indentures in the past and may do so in the future as a part of its regular business.

GOVERNING LAW

    The laws of the State of New York will govern the indentures and the debt securities.

                         DESCRIPTION OF PREFERRED STOCK

    Our authorized capital stock consists of 1,500,000,000 shares of common stock, par value $0.10 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

    As of May 31, 2000, we had 1,000 shares of our voting common stock, all of which are held by Credit Suisse First Boston, Inc., 18,400,000 shares of our non-voting CSFBDIRECT common stock, 4,000,000 shares of Series A Fixed/Adjustable Rate Preferred Stock and 3,500,000 shares of Series B Fixed/Adjustable Rate Preferred Stock outstanding. In addition to the summary description of our capital stock below, you should refer to our Amended and Restated Certificate of Incorporation and Bylaws for provisions which may be important to you. We have filed our copies of Amended and Restated Certificate of Incorporation and Bylaws with the SEC.

PREFERRED STOCK

    Our board of directors have the authority to issue the preferred stock in one or more series and to fix the terms of any series without any further vote or action by the holders of our common stock. In addition, we do not need the approval of the holders of the Series A or Series B preferred stock to issue any preferred stock that ranks equal or junior to the Series A and Series B preferred stock.

    We will describe the terms of any series of preferred stock that we issue in a prospectus supplement. These terms may include:

    - the number of shares, purchase price and ranking in comparison to other series of preferred stock that we have issued;

    - the liquidation preference payable on each share in the event of our voluntary or involuntary liquidation, dissolution or winding up;

    - the dividend rate, if any, which may be determined through a formula that we will describe in the prospectus supplement for that preferred stock;

    - the dividend payment dates;

    - the date or dates, if any, on which we can redeem the shares (and whether we have agreed to set aside any money for the redemption of the shares) and the date or dates, if any, on which a holder can ask us for repayment;

    - the redemption or repayment price, which may be determined through a formula that we will describe in the prospectus supplement for that preferred stock;

    - any voting rights;

    - whether the preferred stock has any preemptive rights, which means a first right to buy any new issuances of any of our securities;

    - the currency, if other than U.S. dollars, in which we will pay dividends or any redemption or repayment price;

    - whether the preferred stock is exchangeable or convertible into other securities (including securities of an issuer other than us or our affiliates);

    - the transfer agent and registrar for the preferred stock; and

    - any other terms.

    All of our preferred stock will be fully paid and non-assessable when issued, which means that the holders will have paid their purchase price in full and that we will not have the right to ask them to pay any more money. We will pay dividends on all shares of our preferred stock before we pay dividends on our common stock. In addition, if we are liquidated, we will be required to pay the liquidation preference on all of our shares of preferred stock before holders of our common stock would be entitled to any of our assets. Unless we state otherwise in a prospectus supplement, we will not be permitted to pay dividends or liquidation preference on any series of preferred stock in preference to payments on any other series of preferred stock that ranks equally with that series of preferred stock with respect to the payment of dividends or liquidation preference.

    SERIES A AND SERIES B FIXED/ADJUSTABLE RATE PREFERRED STOCK

    - We have issued 4,000,000 shares of Series A preferred stock and 3,500,000 shares of Series B preferred stock.

    - LIQUIDATION PREFERENCE: Both series of preferred stock have liquidation preferences of $50 per share.

    - PREEMPTIVE RIGHTS: None.

    - CONVERSION OR EXCHANGE RIGHTS: None.

    - FULLY PAID AND NON-ASSESSABLE: Our Series A and Series B preferred stock is fully paid and non-assessable.

    - SERIES A DIVIDEND RATES:

       - Through November 30, 2001, we must pay dividends to the holders of our Series A preferred stock at the annual rate of 5.94% or $2.97 per share.

       - After November 30, 2001, the dividends that we will pay to holders of the Series A preferred stock will vary, as described in the terms of the Series A preferred stock. We will calculate the annual rate that we will pay by adding 0.50% to the highest of three different interest rates. One of these rates is the United States three-month treasury bill rate and the other two rates are based on the rates for ten year and thirty year United States treasury bonds. We define these rates as the Treasury Bill Rate, the Ten Year Constant Maturity Rate, and the Thirty Year Constant Maturity Rate, and you can find a detailed description of each of these rates in the terms of the Series A preferred stock.

       - Unless the United States government amends the Internal Revenue Code as described below under "Changes in Dividends Received Percentage", we will never pay the holders of our Series A preferred stock an annual rate of less than 6.44% or greater than 12.44% after November 30, 2001.

    - SERIES B DIVIDEND RATES:

       - Through January 15, 2003, we must pay dividends to the holders of our Series B preferred stock at the annual rate of 5.30% or $2.65 per share.

       - After January 15, 2003, we will calculate the annual rate that we will pay by adding 0.40% to the highest of the three different interest rates we described above for the Series A preferred stock.

       - Unless the United States government changes the Internal Revenue Code as described below under "Changes in Dividends Received Percentage", we will never pay the holders of our Series B preferred stock an annual rate of less than 5.70% or greater than 11.30% after January 15, 2003.

    - CHANGES IN THE DIVIDENDS RECEIVED PERCENTAGE:

       - The Internal Revenue Code provides that corporations are entitled to deduct from their net income 70% of the dividend payments that they receive. Therefore, corporations are taxed on only 30% of the dividends that they receive.

       - If the United States government changes the Internal Revenue Code to reduce the percentage of dividends received that a corporation can deduct below 70%, we will have to increase the dividend that we pay to holders of the Series A preferred stock based on a formula so that the holders of the Series A preferred stock receive the same effective dividend. If the United States government reduces the percentage of dividends received that a corporation can deduct below 50%, we can redeem all of the Series A preferred stock but not just a portion.

    - VOTING RIGHTS

       - Preferred shareholders do not have the right to vote, except where required by law and in the special cases listed below.

       - If we do not pay six quarterly dividends on either the Series A or Series B preferred stock, we will increase the number of our directors by two. The holders of our Series A or Series B preferred stock (together with any other series of preferred stock ranking equally with the Series A and Series B preferred stock and entitled to the same special voting rights) will have the right to elect two directors to fill the newly created directorships.

       - At least 66 2/3% of the outstanding shares of the Series A or Series B preferred stock must approve any amendment to our certificate of incorporation which will adversely affect the powers, preferences, privileges or rights of that series.

       - At least 66 2/3% of the outstanding shares of the Series A and Series B preferred stock (voting as a single class) must approve any issuance, authorization or increase in the authorized amount of any preferred stock, or obligation or security convertible into or evidencing the right to buy preferred stock, that ranks prior to the Series A and Series B preferred stock. We need to get the same approval to reclassify any of our authorized stock into shares which rank prior to the Series A and Series B preferred stock.

       - We do not need the approval of the holders of the Series A or Series B preferred stock to take any of the actions discussed above with respect to our any stock ranking equally or junior to our preferred stock.

    - REDEMPTION

       - Prior to November 30, 2001, we may not redeem the Series A preferred stock unless the United States government reduces the percentage of dividends received that a corporation can deduct below 50%. If the United States government reduces the percentage of dividends received that a corporation can deduct below 50%, we may redeem all of the Series A preferred stock, but we may not redeem only a portion of the Series A preferred stock. The redemption price will vary between $51.50 and $50 per share, depending on the redemption date, plus accrued and unpaid dividends. On or after November 30, 2001, we may redeem any amount of Series A preferred stock by paying the holder of the shares $50 per share plus accrued and unpaid dividends.

       - Prior to January 15, 2003, we may not redeem the Series B preferred stock. On or after January 15, 2003, we may redeem any amount of Series B preferred stock by paying the holder of the shares $50 per share plus accrued and unpaid dividends.

       - In cases of merger or consolidation, we may offer to purchase the Series A or Series B preferred shares for $50 per share plus any unpaid and accrued dividends to the time set for redemption. However, we are not obligated to offer to purchase any preferred stock in the event of a merger or consolidation.

    - LISTING

       - We listed the Series A preferred stock on the New York Stock Exchange under the symbol "DLJpfA".

       - We listed the Series B preferred stock on the New York Stock Exchange under the symbol "DLJpfB".

                            DESCRIPTION OF WARRANTS

GENERAL

    We may issue warrants, including warrants to purchase debt securities, warrants to purchase preferred stock as well as other types of warrants. Warrants may be issued independently or together with any debt securities or preferred stock and may be attached to or separate from such debt securities or preferred stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The following sets forth certain general terms and provisions of the warrants offered hereby. Further terms of the warrants and applicable warrant agreement will be set forth in the applicable prospectus supplement.

WARRANTS TO PURCHASE DEBT SECURITIES OR PREFERRED STOCK

    The applicable prospectus supplement will describe the following terms of the warrants to purchase debt securities in respect of which this prospectus is being delivered:

    - the title of such warrants;

    - the aggregate number of such warrants;

    - the price or prices at which such warrants will be issued;

    - the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

    - the designation and terms of preferred stock or the aggregate principal amount and terms of the debt securities purchasable upon exercise of such warrants;

    - the price at which and currency or currencies (including composite currencies) in which the debt securities or preferred stock purchasable upon exercise of such warrants may be purchased;

    - the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

    - if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

    - if applicable, the designation and terms of the debt securities or preferred stock with which such warrants are issued and the number of such warrants issued with each such debt security or share of preferred stock;

    - if applicable, the date on and after which such warrants and the related debt securities or preferred stock will be separately transferable;

    - information with respect to book-entry procedures, if any;

    - if applicable, a discussion of certain U.S. federal income tax considerations; and

    - any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

OTHER WARRANTS

    We may also issue other warrants to purchase or sell, on terms to be determined at the time of sale,

    - securities of any entity unaffiliated with us, a basket of such securities, an index or indices of such securities or any combination of the foregoing;

    - currencies or composite currencies; or

    - commodities.

    We may satisfy our obligations, if any, with respect to any such warrants by delivering the underlying securities, currencies or commodities or, in the case of underlying securities or commodities, the cash value thereof, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will describe the following terms of any such warrants in respect of which this prospectus is being delivered:

    - the title of such warrants;

    - the aggregate number of such warrants;

    - the price or prices at which such warrants will be issued;

    - the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

    - whether such warrants are put warrants or call warrants;

    - (a) the specific security, basket of securities, index or indices of securities or any combination of the foregoing and the amount thereof,
      (b) currencies or composite currencies or (c) commodities (and, in each case, the amount thereof or the method for determining the same) purchasable or saleable upon exercise of such warrants;

    - the purchase price at which and the currency or currencies (including composite currencies) with which such underlying securities, currencies or commodities may be purchased or sold upon such exercise (or the method of determining the same);

    - whether such exercise price may be paid in cash, by the exchange of any other security offered with such warrants or both and the method of such exercise;

    - whether the exercise of such warrants is to be settled in cash or by the delivery of the underlying securities or commodities or both;

    - the date on which the right to exercise such warrants will commence and when such right will expire;

    - if applicable, the minimum or maximum number of such warrants that may be exercised at any one time;

    - if applicable, the designation and terms of the securities with which such warrants are issued and the number of warrants issued with each such security;

    - if applicable, the date on and after which such warrants and the related securities will be separately transferable;

    - information with respect to book-entry procedures, if any;

    - if applicable, a discussion of certain U.S. federal income tax considerations; and

    - any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                                     ERISA

    The Employee Retirement Income Security Act of 1974, as amended, or ERISA, imposes certain restrictions on employee benefit plans, including entities such as collective investment funds and separate accounts, that are subject to ERISA, which we refer to as ERISA Plans, and on persons who are fiduciaries with respect to such plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such plan who is considering the purchase of securities on behalf of such plan should determine whether such purchase is permitted under the governing plan documents and is prudent and appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio.

    Section 406 of the ERISA and Section 4975 of the Internal Revenue Code prohibit certain transaction involving ERISA Plans or a plan, such as a Keogh plan or an individual retirement account that is not subject to ERISA but is subject to Section 4975 of the Code, which together with ERISA Plans, we refer to as the Plans, and certain persons, referred to as "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code having certain relationships with such Plans. We and certain of our subsidiaries, controlling shareholders and other affiliates may each be considered a "party in interest" or "disqualified person" with respect to many Plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if these securities are acquired by or with the assets of a Plan with respect to which one of these entities is a service provider, unless the securities are acquired pursuant to a statutory or an administrative exemption.

    The acquisition of the securities may be eligible for one of the exemptions noted below if the acquisition:

    - is made solely with the assets of a bank collective investment fund and satisfies the requirements and conditions of Prohibited Transaction Class Exemption, or PTCE, 91-38 issued by the Department of Labor;

    - is made solely with assets of an insurance company pooled separate account and satisfies the requirements and conditions of PTCE 90-1 issued by the Department of Labor;

    - is made solely with assets managed by a qualified professional asset manager and satisfies the requirements and conditions of PTCE 84-14 issued by the Department of Labor;

    - is made solely with assets of an insurance company general account and satisfies the requirements and conditions of PTCE 95-60 issued by the Department of Labor; or

    - is made solely with assets managed by an in-house asset manager and satisfies the requirements and conditions of PTCE 96-23 issued by the Department of Labor.

    Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Internal Revenue Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Internal Revenue Code. Fiduciaries of any such plan should consult legal counsel before purchasing these securities.

    Under ERISA, the assets of an ERISA Plan may include assets held in the general account of an insurance company which has issued an insurance policy to that ERISA Plan or assets of an entity in which the ERISA Plan has invested. Thus, any insurance company proposing to invest assets of its general account in the securities should consider the extent to which such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in JOHN HANCOCK MUTUAL LIFE INSURANCE CO. V. HARRIS TRUST COMPANY AND SAVINGS BANK and the enactment of Section 401(c) of ERISA. In particular, such an insurance company should consider the retroactive and prospective exemptive relief granted by PTCE 95-60 and the regulations issued by the Department of Labor, 29 C.F.R. Section 2550.401c-1 (January 5, 2000).

    Please consult the applicable prospectus supplement for further information with respect to a particular offering.

                              PLAN OF DISTRIBUTION

    We may sell our securities through agents, underwriters, dealers or directly to purchasers.

    Agents who we designate may solicit offers to purchase our securities.

    - We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.

    - Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

    - Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

    - We may use an underwriter or underwriters in the offer or sale of our securities.

    - If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

    - We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

    - The underwriters will use our prospectus supplement to sell our securities.

    - We may use a dealer to sell our securities.

    - If we use a dealer, we, as principal, will sell our securities to the dealer.

    - The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

    - We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

    If CSFB Corp. or our other broker-dealer subsidiaries or affiliates participate in the distribution of our securities, we will conduct the offering in accordance with the applicable provisions of Section 2720 of the National Association of Securities Dealers, Inc., or NASD, Conduct Rules.

    In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

    We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

    We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our subsidiaries and affiliates, in the ordinary course of business.

    We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

    - If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

    - These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

    - We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.

    Any of our broker-dealer subsidiaries or affiliates, including CSFB Corp., may use this prospectus and our prospectus supplements in connection with offers and sales of our securities in connection with market-making transactions by and through our broker-dealer subsidiaries or affiliates, including CSFB Corp., at prices that relate to the prevailing market prices of our securities at the time of the sale or otherwise. Any of our broker-dealer subsidiaries and affiliates, including CSFB Corp., may act as principal or agent in these transactions. None of our broker-dealer subsidiaries and affiliates has any obligation to make a market in any of our offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

                                 LEGAL MATTERS

    Joseph T. McLaughlin, Esq., our General Counsel, will pass upon the validity of our securities and certain other legal matters in connection with our offering of our securities. Cleary, Gottlieb, Steen & Hamilton, New York, New York, will pass upon certain legal matters for any agents or underwriters in connection with our offering of our securities. Cleary, Gottlieb, Steen & Hamilton provides legal services to us and our subsidiaries and affiliates from time to time.

                                    EXPERTS

    We incorporate by reference into this prospectus and our registration statement our consolidated financial statements and financial statement schedule as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000. We have relied on the report of KPMG LLP, independent certified public accountants, also incorporated by reference into this prospectus and our registration statement, and upon their authority as experts in accounting and auditing.

           PRINCIPAL OFFICE OF CREDIT SUISSE FIRST BOSTON (USA), INC.
                             Eleven Madison Avenue
                            New York, New York 10010

                                    TRUSTEE
                            The Chase Manhattan Bank
                        450 West 33rd Street, 15th Floor
                            New York, New York 10001

                   LUXEMBOURG PAYING AGENT AND TRANSFER AGENT
                      Chase Manhattan Bank Luxembourg S.A.
                                5 Rue Plartis/1
                               L-2338 Luxembourg

                    LUXEMBOURG STOCK EXCHANGE LISTING AGENT
                        Kredietbank S.A. Luxembourgeoise
                               43 Boulevard Royal
                               L-2955 Luxembourg

                                 LEGAL ADVISERS

  To Credit Suisse First Boston (USA), Inc.                 To the Underwriters
           as to United States Law                        as to United States Law
         Joseph T. McLaughlin, Esq.                 Cleary, Gottlieb, Steen & Hamilton
               General Counsel                               One Liberty Plaza
   Credit Suisse First Boston (USA), Inc.                New York, New York 10006
            Eleven Madison Avenue
          New York, New York 10010

         INDEPENDENT AUDITORS TO CREDIT SUISSE FIRST BOSTON (USA), INC.
                                    KPMG LLP
                                757 Third Avenue
                            New York, New York 10017